Exhibit 1.2

                           STOCK REPURCHASE AGREEMENT

         This Stock Repurchase Agreement (the "Agreement") is entered into effective as of the 30th day of June, 2003, by and between ATLAS PRECIOUS METALS INC., a Nevada corporation (hereinafter referred to as the "Buyer") and HAROLD
R. SHIPES and EILEEN A. SHIPES (hereinafter collectively referred to as "Seller"); Buyer and Seller may from time-to-time be referred to individually as a "Party" or collectively as the "Parties".

         WHEREAS, Seller currently owns 11,400,000 shares of the issued and outstanding shares of common stock, no par value, of Atlas Precious Metals Inc., a Nevada corporation; and

         WHEREAS, subject to the terms and conditions set forth below, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, 2,400,000 shares of common stock, no par value, of Atlas Precious Metals Inc. owned by Seller.

         NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement and the representations, warranties, and covenants contained hereinafter, Buyer and Seller hereby agree as follows:

         1. Purchase and Sale of Shares. Subject to the terms and conditions herein stated, Seller does hereby sell, assign, transfer and convey, and Buyer does hereby purchase from Seller, 2,400,000 shares of common stock, no par value, of Atlas Precious Metals Inc. owned by Seller (the "Shares").

         2. Purchase Price. Buyer shall pay at the time of Closing (defined below) the aggregate sum of $1,135,568.82 for the Shares.

         3. Closing. The closing of the transaction, including, without limitation, the purchase and sale of the Shares, shall occur immediately following consummation of the merger of Western Gold Resources, Inc. a Florida corporation, with and into Atlas Precious Metals Inc. (the "Closing"), or such later date as the Parties shall mutually agree.

         4. Deliveries at Closing.


         (a)      At the Closing, Seller shall deliver the following to Buyer:

         (i) a duly issued certificate of Atlas Precious Metals Inc. for Two Million Four Hundred Thousand (2,400,000) shares of no par value common stock of Atlas Precious Metals Inc.; and

         (ii) an executed stock power covering the Shares, which stock power shall be Medallion Guaranteed.

         (e) At the Closing, Buyer shall deliver the following to Seller:

                  (i) Buyer's Promissory Note, substantially in the form of Exhibit A attached hereto, in the original principal amount of One Million One Hundred Thirty-five Thousand Five Hundred Sixty-eight and 82/100 Dollars ($1,135,568.82) payable, without interest, in 114 monthly installments, the first such installment shall be in the amount of $5,568.82 and the remaining 113 installments shall be in the amount of $10,000.00 each.



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Stock Repurchase Agreement
Atlas Precious Metals Inc.
Page 2

                  (ii) Buyer's Promissory Note shall be secured by that certain Stock Pledge Agreement attached hereto as Exhibit B and incorporated herein by this reference.

         5. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

                  (a) Seller owns the Shares, both beneficially and of record, subject to no liens, encumbrances or rights of others, and has the right to transfer to Buyer the entire right, title and interest in and to the Shares. Buyer shall have no liability for any lien, encumbrances, charges or claims associates with the Shares, and Seller will indemnify and hold harmless Buyer, its officers directors and agents from the same.

                  (b) Seller is not a party to any voting trust or voting agreement, stockholder's agreement, pledge agreement, buy-sell agreement, or first refusal agreement relative to the Shares.

         6. Attorney's Fees for Claims. In the event that a claim is brought by one party hereto against the other party hereto for breach of any provision hereof or otherwise arising out of the transaction to which this Agreement relates, the prevailing party shall be entitled to payment or reimbursement of the expenses incurred by it in connection with the litigation or the portion thereof as to which it prevails, including, but not limited to, attorneys' fees and costs.

         7. Waiver. Any of the terms or conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefits thereof without affecting any other terms or conditions of this Agreement. The waiver by any party hereto of any condition or breach of any provision of this Agreement shall not operate as a waiver of any other condition or other or subsequent breach.

         8. Amendment. This Agreement may be amended or modified only by a written instrument executed by the Parties hereto.

         9. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

         10. General. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado; may not be transferred or assigned by any party hereto, other than by operation of law, and shall inure to the benefit of and be binding upon the Parties and their respective heirs, legal representatives, successors and assigns; and may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.




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Stock Repurchase Agreement
Atlas Precious Metals Inc.
Page 3


         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

                                BUYER:

                                ATLAS PRECIOUS METALS INC.




                                By:
                                    --------------------------------------------
                                         Gary E. Davis, President

                                SELLER:




                                By:
                                    --------------------------------------------
                                       Harold R. Shipes




                                By:
                                    --------------------------------------------
                                       Eileen A. Shipes